Exhibit 99.1

Oblong Announces Compliance with Nasdaq Bid Price Requirement
January 19, 2023 -- (BUSINESS WIRE) Oblong, Inc. (Nasdaq: OBLG) (“Oblong” or the “Company”), the award-winning maker of multi-stream collaboration solutions, today announced that the Company received formal notice from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Nasdaq's minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2). Accordingly, Nasdaq has advised that the matter is now closed.

About Oblong, Inc.
Oblong (Nasdaq:OBLG) provides innovative and patented technologies that change the way people work, create, and communicate. Oblong’s flagship product Mezzanine™ is a remote meeting technology platform that offers simultaneous content sharing to optimize audience engagement and situational awareness. For more information, visit www.oblong.com and Oblong’s Twitter and Facebook pages.

Investor Relations Contact
David Clark
investors@oblong.com
(213) 683-8863 ext 2205